                                                                  EXHIBIT (d)(1)

                                                                  EXECUTION COPY


                         AGREEMENT AND PLAN OF MERGER

                                  by and among

                              KBII HOLDINGS, INC.

                         KBII ACQUISITION COMPANY, INC.

                                      and

                                BI INCORPORATED

                          Dated as of August 10, 2000



================================================================================

                                 TABLE OF CONTENTS

ARTICLE I  THE OFFER.......................................................  2
     SECTION  1.1.  The Offer..............................................  2
     SECTION  1.2.  Offer Documents........................................  3
     SECTION  1.3.  Certain Actions........................................  3
     SECTION  1.4.  Directors..............................................  5

ARTICLE II  THE MERGER.....................................................  5
     SECTION  2.1.  The Merger.............................................  5
     SECTION  2.2.  Closing................................................  5
     SECTION  2.3.  Effective Time.........................................  5
     SECTION  2.4.  Effect of the Merger...................................  6
     SECTION  2.5.  Articles of Incorporation and Bylaws...................  6
     SECTION  2.6.  Directors and Officers.................................  6
     SECTION  2.7.  Effect on Shares.......................................  6
     SECTION  2.8.  Dissenter's Rights.....................................  7
     SECTION  2.9.  Exchange of Certificates...............................  7
     SECTION  2.10. Employee and Director Stock Options....................  9

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF TARGET...................... 10
     SECTION  3.1.  Organization, Qualification, Etc....................... 10
     SECTION  3.2.  Capitalization......................................... 10
     SECTION  3.3.  Corporate Authority Relative to this Agreement; No
                    Violation.............................................. 11
     SECTION  3.4.  Reports and Financial Statements....................... 11
     SECTION  3.5.  Accounts Receivable, Accounts Payable and Inventory.... 12
     SECTION  3.6.  No Undisclosed Liabilities............................. 13
     SECTION  3.7.  Government Contracts................................... 13
     SECTION  3.8.  Customers and Suppliers................................ 13
     SECTION  3.9.  No Violation of Law.................................... 14
     SECTION  3.10.  Transactions with Affiliates.......................... 14
     SECTION  3.11.  Certain Business Practices............................ 14
     SECTION  3.12.  Environmental Laws and Regulations.................... 14
     SECTION  3.13.  Employee Benefit Matters.............................. 15
     SECTION  3.14.  Absence of Certain Changes or Events.................. 17
     SECTION  3.15.  Investigations; Litigation............................ 19
     SECTION  3.16.  Products.............................................. 19
     SECTION  3.17.  Securities Filings.................................... 19
     SECTION  3.18.  Tax Matters........................................... 19
     SECTION  3.19.  Intellectual Property................................. 20
     SECTION  3.20.  Severance Payments.................................... 21
     SECTION  3.21.  Title to Properties................................... 21

     SECTION  3.22.  Licenses.............................................. 22
     SECTION  3.23.  Insurance............................................. 22
     SECTION  3.24.  Material Contracts.................................... 22
     SECTION  3.25.  Rights Agreement...................................... 23

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND SUB............. 24
     SECTION  4.1.  Organization, Qualification, Etc....................... 24
     SECTION  4.2.  Corporate Authority Relative to this Agreement; No
                    Violation.............................................. 24
     SECTION  4.3.  Litigation............................................. 24
     SECTION  4.4.  Lack of Ownership of Shares............................ 25
     SECTION  4.5.  No Required Vote of Acquiror Shareholders.............. 25
     SECTION  4.6.  Securities Filings..................................... 25

ARTICLE V  COVENANTS AND AGREEMENTS........................................ 26
     SECTION  5.1.  Conduct of Business by Target.......................... 26
     SECTION  5.2.  Investigation.......................................... 27
     SECTION  5.3.  Cooperation............................................ 28
     SECTION  5.4.  Employee Benefit Plans................................. 28
     SECTION  5.5.  Filings; Other Action.................................. 29
     SECTION  5.6.  Further Assurances..................................... 29
     SECTION  5.7.  Anti-takeover Statute.................................. 29
     SECTION  5.8.  No Solicitation by Target.............................. 29
     SECTION  5.9.  Rights Agreement....................................... 31
     SECTION  5.10.  Public Announcements.................................. 31
     SECTION  5.11.  Indemnification of Directors and Officers............. 31
     SECTION  5.12.  Additional Reports.................................... 33
     SECTION  5.13.  Update Disclosure:  Breaches.......................... 33
     SECTION  5.14.  Employment Agreements................................. 33
     SECTION  5.15.  Opinion of Financial Advisor.......................... 33

ARTICLE VI  CONDITIONS TO THE MERGER....................................... 34
     SECTION  6.1.  Conditions to Each Party's Obligation to
                    Effect the Merger...................................... 34
     SECTION  6.2.  Conditions to Obligations of Target to
                    Effect the Merger...................................... 34
     SECTION  6.3.  Conditions to Obligations of Acquiror to
                    Effect the Merger...................................... 34

ARTICLE VII  TERMINATION, WAIVER, AMENDMENT AND CLOSING.................... 35
     SECTION  7.1.  Termination or Abandonment............................. 35
     SECTION  7.2.  Termination Fee........................................ 37

ARTICLE VIII  MISCELLANEOUS................................................ 38
     SECTION  8.1.  Non-Survival of Representations and Warranties......... 38

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     SECTION  8.2.  Expenses............................................... 38
     SECTION  8.3.  Counterparts:  Effectiveness........................... 38
     SECTION  8.4.  Governing Law.......................................... 38
     SECTION  8.5.  Notices................................................ 38
     SECTION  8.6.  Assignment; Binding Effect............................. 39
     SECTION  8.7.  Severability........................................... 39
     SECTION  8.8.  Miscellaneous.......................................... 39
     SECTION  8.9.  Headings............................................... 40
     SECTION  8.10.  Finders or Brokers.................................... 40
     SECTION  8.11.  Amendment............................................. 40
     SECTION  8.12.  Waiver................................................ 40

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of August 10, 2000 (this "Agreement"), is among KBII HOLDINGS, INC. ("Acquiror"), KBII ACQUISITION COMPANY, INC. ("Sub"), and BI INCORPORATED ("Target").

     WHEREAS, Target is a corporation duly organized and existing under the laws of the State of Colorado, Acquiror is a corporation duly organized and existing under the laws of the State of Delaware and Sub is a corporation duly organized and existing under the laws of the State of Colorado and is a wholly-owned subsidiary of Acquiror;

     WHEREAS, the respective Boards of Directors of Target, Acquiror and Sub have unanimously approved the acquisition of Target by Acquiror by means of a merger of Sub with and into Target (the "Merger") on the terms and subject to the conditions set forth in this Agreement and the Board of Directors of Target has determined that the Offer (as defined in Section 1.1) and the Merger are fair to and in the best interests of the holders of Shares (as defined herein);

     WHEREAS, certain members of Target's management, Directors, officers and other insiders (collectively the "Insider Shareholders") are simultaneously entering into a stock voting and tender agreement with Acquiror (the "Voting Agreement") pursuant to which the Insider Shareholders have agreed to vote with respect to certain questions that may be put to such Insider Shareholders, in each case, in accordance with the terms and conditions of the Voting Agreement and to tender such Shares in the Offer;

     WHEREAS, to effectuate the acquisition, Target and Acquiror each desire that Acquiror cause Sub to commence a cash tender offer to purchase 100% of the outstanding shares of common stock, no par value per share, of Target (the "Target Common Stock"), inclusive of their respective associated common stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of December 1, 1999 (the "Rights Agreement"), between Target and American Securities Transfer and Trust, Inc., as Rights Agent (the shares of Target Common Stock, and the associated Rights are referred to herein as "Shares") on the terms and subject to the conditions set forth in this Agreement and the Offer Documents (as defined in Section 1.2 hereof), and the Board of Directors
                               -----------
of Target has unanimously approved such tender offer and has resolved to recommend to its shareholders that they accept the tender offer and tender their Shares pursuant thereto;

     WHEREAS, Exhibit A to this Agreement sets forth the pages hereof on which the capitalized terms are defined;

     WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger; and

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

                                   ARTICLE I


                                   The Offer
                                   ---------

     SECTION 1.1. The Offer. Provided that this Agreement shall not have been
                  ---------
terminated pursuant to Article VII, as promptly as practicable, and subject to the conditions set forth in Annex I (the "Tender Offer Conditions") and, provided further, no fact, occurrence or circumstance shall exist which would result in a failure to satisfy any of the Tender Offer Conditions, subject to the provisions of this Agreement, Acquiror shall cause Sub to commence (within the meaning of Rule 14d-2 under the Exchange Act) an offer to purchase (the "Offer") all of the outstanding Shares at a price of $8.25 per Share, net to the seller of such Shares in cash (such amount, or any greater amount per Share paid pursuant to the Offer, being hereinafter referred to as the "Offer Consideration"). The obligation of Acquiror and Sub to commence the Offer, consummate the Offer, accept for payment and to pay for the Shares validly tendered in the Offer and not withdrawn shall be expressly subject to those conditions set forth in Annex I hereto, including, without limitation, the
                        -------
condition that a number of Shares representing ninety percent (90%) of all Shares outstanding at the time that the Shares are accepted for payment pursuant to the Offer shall have been validly tendered and not withdrawn prior to the expiration of the Offer. The initial expiration date of the Offer will be midnight, New York City time, on the twentieth business day after the Offer is commenced; however, subject to the requirements of applicable law and subject to Acquiror receiving an extension of its financing commitments until the end of the applicable extension period(s), the term of the Offer may be extended in the sole discretion of either the Target or the Acquiror for up to an aggregate of two additional twenty (20) business day periods.

     Upon the expiration of the term of the Offer (together with all applicable extensions), should the number of Shares validly tendered represent greater than 75% and less than 90% of all Shares outstanding at the time that the Offer is terminated (the "Alternative Condition"), Acquiror shall have no obligation to accept such tendered shares but Acquiror and Target shall, subject to Article VI hereof, and subject to Acquiror receiving an extension of its financing commitments until such time as the Merger can be consummated, take such actions as may be necessary to cause Sub to be merged with and into Target (the "Long Form Merger") and Target covenants that the Directors will, subject to their fiduciary obligations to Target's shareholders in the event of a Target Takeover Proposal as described in Section 5.8 of this Agreement, vote in favor of the Long Form Merger and recommend such to Target's shareholders.

     Without the prior written consent of Target, Acquiror shall not decrease the Offer Consideration or change the form of consideration payable in the Offer, decrease the number of

Shares sought to be purchased in the Offer, impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of the Target Common Stock.

     SECTION 1.2. Offer Documents. Within the periods provided by applicable
                  ---------------
law, Acquiror and Sub shall file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO") with respect to the Offer
                   -----------       -----------
which shall contain the offer to purchase and related letter of transmittal (such Schedule TO, letter of transmittal and other ancillary Offer documents and
      -----------
instruments pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents") and shall contain (or shall be amended in a timely manner to contain) all information which is required to be included therein in accordance with the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations thereunder; provided,
                                                                       --------
however, that no agreement or representation is hereby made or shall be made by
-------
Acquiror or Sub with respect to information supplied by Target or with respect to Target information derived from the Target's SEC reports which is included or incorporated by reference in, the Offer Documents. Acquiror, Sub and Target each agrees promptly to correct any information provided by them for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and to promptly notify in writing each other party hereto of the nature and cause of such changes. To the extent information in the Offer Documents needs to be modified or corrected pursuant to applicable law, the parties hereto agree to cooperate in good faith to make such modifications or corrections and to file and disseminate them as required by applicable law.

     SECTION 1.3. Certain Actions. Target hereby approves of and consents to the
                  ---------------
Offer and represents and warrants that Target's Board of Directors (at a meeting duly called and held) has (A) determined that each of this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of Target and its shareholders, (B) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger recommending that the holders of Shares accept the Offer and approve and adopt this Agreement and approve the Merger and the other transactions contemplated hereby, (C) resolved to elect not to be subject to and to not cause Target to avail itself of any state takeover law that is or purports to be applicable to the Offer, the Merger or the transactions contemplated by this Agreement, (D) taken all steps necessary to render any provision of Colorado law concerning transactions with interested shareholders inapplicable to this Agreement and to the transactions contemplated hereby and thereby, including the Offer and the Merger, (E) taken all actions necessary to render the Rights Agreement inapplicable to the Offer and the Merger and the transactions contemplated hereby (including, without limitation, the Voting Agreement), (F) resolved to recommend that the holders of Shares accept the Offer and tender all of their Shares pursuant thereto and approve the Merger, and (G) approved any increase in the size of Target's Board of Directors required by Section 1.4
                                                                -----------
hereof and, subject to compliance with Section 14(f) of the Exchange Act, approved the appointment of Acquiror's Designees (as defined in Section 1.4).
                                                                -----------
The Company has been advised that each of its directors
and executive officers intend to tender pursuant to the Offer all Shares owned of record and beneficially by such director and executive officer. Target hereby consents to the inclusion in the Offer Documents of the recommendation of its Board of Directors referred to in this Section 1.3. Target hereby agrees to file
                                       -----------
with the SEC simultaneously with the filing by Acquiror and Sub of the Schedule
                                                                       --------
TO, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all
--                                             --------------
amendments and supplements thereto, the "Schedule 14D-9") which will contain
                                         --------------
(subject to the fiduciary duties of the Board of Directors as advised by counsel) such recommendation of the Board of Directors of Target in favor of the Offer and Merger and otherwise complying with Rule 14d-9 under the Exchange Act. Target covenants that the Schedule 14D-9 shall comply in all material respects
                          --------------
with the Exchange Act and other applicable law and shall contain (or shall be amended in a timely manner to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable law. Target, Acquiror and Sub each agree promptly to correct any information provided by them for use in the
Schedule 14D-9 if and to the extent that it shall have become false or
--------------
misleading in any material respect and Target further agrees to take all lawful action necessary to cause the Schedule 14D-9 as so corrected to be filed
                              --------------
promptly with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable law. Acquiror and Sub and their counsel shall be given an opportunity to review and comment upon the Schedule
                                                                     --------
14D-9 and any amendments thereto prior to the filing thereof with the SEC.  In
-----
addition, Target agrees to provide Acquiror, Sub and their counsel in writing with any comments or other communications that Target or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9
                                                                --------------
promptly after the receipt of such comments or other communications. In connection with the Offer, Target shall (or shall cause its transfer agent to) promptly furnish Acquiror with mailing labels, security position listings and all available listings or computer files containing the names and addresses of the record holders of Shares as of the latest practicable date and shall furnish Acquiror with such information and assistance (including updated lists of shareholders, mailing labels and lists of security positions) as Acquiror or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such actions as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Acquiror and Sub shall hold in confidence the information contained in such labels and lists, shall use such information only in connection with the Offer and the Merger, and, if the Offer or this Agreement is terminated in accordance with its terms, shall deliver promptly to Target (or destroy and certify to Target the destruction of) all copies of such information then in their possession. In addition, Target covenants to distribute the applicable Offer Documents (at the same time that such are distributed to the Target's shareholders) to holders of its options who are not also shareholders.

     Acquiror covenants that the Schedule TO shall comply in all material respects with the Exchange Act and other applicable law and shall contain (or shall be amended in a timely manner to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable law. Acquiror and Sub each agree promptly to correct any information provided by them for use in the Schedule TO if and to the extent that it shall have become false or misleading in any material respect and Acquiror further agrees to take all lawful action necessary to cause the Schedule TO as so corrected to be filed promptly with the SEC and disseminated to the holders of Target Common Stock, in each case as and to the extent required by applicable law. Target and its counsel shall be given an opportunity to review and comment upon the Schedule TO and any amendments thereto prior to the filing thereof with the SEC. In addition, Acquiror and Sub agree to provide Target and their counsel in writing with any comments or other communications that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO promptly after the receipt of such comments or other communications.

     SECTION 1.4. Directors. Promptly upon the purchase by Acquiror or any of
                  ---------
its subsidiaries (including, without limitation, Sub) of such number of Shares which represents ninety percent (90%) of the outstanding Shares, all of the current Directors of the Target shall resign and Acquiror shall be entitled to designate all of the Target's Directors ("Acquiror's Designees"). At the request of Acquiror, Target shall take, at Target's expense, all lawful action necessary to effect any such election.

                                   ARTICLE II


                                   The Merger
                                   ----------

     SECTION 2.1. The Merger. At such time as the conditions set forth in
                  ----------
Article VI have been satisfied, and in accordance with Colorado law, Sub shall
----------
be merged with and into Target. Following the Effective Time (as defined in
Section 2.3), the separate corporate existence of Sub shall cease and Target
-----------
shall be the surviving corporation (the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Colorado.

     SECTION 2.2. Closing. The closing of the Merger (the "Closing") will take
                  -------
place at such time and date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI, unless another time or date is
                                      ----------
agreed to by the parties hereto. The Closing will be held at the offices of Hunton & Williams, 200 Park Avenue, 43rd Floor, New York, New York 10166-0136 or as otherwise agreed to by the parties hereto.

     SECTION 2.3. Effective Time. Subject to the provisions of this Agreement
                  --------------
and in accordance with Colorado law, as soon as practicable on the Closing Date, the parties shall file Articles of Merger (the "Articles of Merger") with the Secretary of State of the State of Colorado, in such form as required by, and executed and acknowledged in accordance with the relevant provisions of, Colorado law. The Merger shall become effective at the later of the date of filing of the Articles of Merger or at such time within 90 days of the date of filing as is specified in the Articles of Merger (the "Effective Time").

     SECTION 2.4. Effect of the Merger. At the Effective Time, the effect of the
                  --------------------
Merger shall be as provided in the applicable provisions of Colorado law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the properties, rights, privileges, powers and franchises of Sub and Target shall vest in the Surviving Corporation, and all debts, liabilities and duties of Sub and Target shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION  2.5.  Articles of Incorporation and Bylaws.
                    ------------------------------------

     At the Effective Time:

     (a) the articles of incorporation of the Surviving Corporation shall be amended and restated to adopt the articles of incorporation of Sub, as in effect immediately prior to the Effective Time until thereafter changed or amended as provided therein or by applicable law.

     (b) the bylaws of the Surviving Corporation shall be amended and restated to adopt the bylaws of Sub, as in effect immediately prior to the Effective Time until thereafter changed or amended as provided therein or by applicable law.

     SECTION 2.6. Directors and Officers. The directors and officers of Sub
                  ----------------------
immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until their respective successors are duly elected and qualified (or their earlier resignation or removal), as the case may be.

     SECTION 2.7. Effect on Shares. As of the Effective Time, by virtue of the
                  ----------------
Merger and without any action on the part of Sub, Target or the holders of any securities of Target or Sub:

     (a) Cancellation of Target-Owned Shares and Acquiror-Owned Shares.  Each
         -------------------------------------------------------------
Share that is owned directly by Target as treasury stock or by Acquiror, Sub or any subsidiary of either, shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

     (b) Conversion of Target Common Stock.  Subject to Section 2.9(f), each
         ---------------------------------              --------------
Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with Section 2.7(a)) shall be converted into
                                         --------------
the right to receive an amount in cash equal to the Offer Consideration (the "Merger Consideration"). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") shall cease to have any rights with respect thereto, except the right to receive cash in an amount equal to the product that is obtained by multiplying (A) the Merger Consideration by (B) the whole number of Shares surrendered.

     (c) Conversion of Common Stock of Sub.  Each issued and outstanding share
         ---------------------------------
of common stock, no par value per share, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

     SECTION 2.8. Dissenter's Rights. Notwithstanding any other provisions of
                  ------------------
this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by shareholders who shall have not voted in favor of the Merger and who shall have provided valid notice of their intent to demand payment for such Shares in accordance with Section 7-113-202 of the CBCA (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such Shares instead shall, from and after the Effective Time, represent only the right to receive payment for such Shares held by them in accordance with the provisions of Sections 7-113-102 et seq. of the CBCA relating to dissenter's rights, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to dissent and obtain payment for such shareholder's Shares shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration, upon surrender in the manner provided in Section 2.9, of the Certificate or Certificates that, immediately prior to the Effective Time, evidenced such shareholder's Shares.

     SECTION 2.9. Exchange of Certificates. (a) Exchange Agent. As of the
                  ------------------------      --------------
Effective Time, Acquiror shall deliver (or cause to be delivered) to Computershare Investor Services, Inc., or another bank or trust company designated by it (the "Exchange Agent"), for the benefit of the holders of shares of Target Common Stock for exchange in accordance with this
Article II, funds sufficient to make payment of the Merger Consideration payable
----------
pursuant to Section 2.7(b).  Such funds, referred to in the preceding sentence,
            --------------
are hereafter referred to as the "Exchange Fund".

     (b) Notice of Exchange.  As soon as reasonably practicable after the
         ------------------
Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate whose Shares were converted into the Merger Consideration pursuant to Section 2.7, (i) a letter of transmittal (which shall specify that delivery
   -----------
shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Acquiror and Target may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

     (c) Exchange Procedures.  Upon surrender of a Certificate for cancellation
         -------------------
to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a check payable to the order of such holder representing payment of the Merger Consideration for each Share evidenced by the Certificate surrendered and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of any Share which is not registered in the transfer records of Target, cash may be paid to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer. Until surrendered as contemplated by this Section 2.9, each Certificate shall be deemed at any
                        -----------
time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this
Article II.
----------

     (d) No Further Ownership Rights in Target Common Stock.  All Merger
         --------------------------------------------------
Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full
                       ----------
satisfaction of all rights pertaining to Shares theretofore represented by such Certificates. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article
                                                                         -------
II, except as otherwise provided by law.
--

     (e) Termination of Exchange Fund.  Any portion of the Exchange Fund which
         ----------------------------
remains undistributed to the holders of the Certificates for one (1) year after the Effective Time shall be delivered to Acquiror, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall
                                                                ----------
thereafter look only to Acquiror for payment of their claim for Merger Consideration.

     (f) No Liability.  None of Acquiror, Target, Sub or the Exchange Agent
         ------------
shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, payable to the holder of such Certificate would otherwise escheat to or become the property of any governmental body or authority) any such Merger Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     (g) Investment of Exchange Fund.  The Exchange Agent shall invest the
         ---------------------------
Exchange Fund, as directed by Acquiror, on a daily basis. Any interest and other income resulting from such investments shall be paid to Acquiror.

     (h) Lost Certificates.  If any Certificate shall have been lost, stolen or
         -----------------
destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against Acquiror, Surviving Corporation or the Exchange Agent with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Agreement.

     (i) Withholding Rights.  Acquiror or the Surviving Corporation shall be
         ------------------
entitled but not required to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from consideration otherwise payable pursuant to this Agreement to any holder of securities such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, (A) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made, and (B) Acquiror shall provide, or cause the Exchange Agent to provide, to the holders of such securities written notice of the amounts so deducted or withheld.

     SECTION 2.10. Employee and Director Stock Options. At the Effective Time,
                   -----------------------------------
automatically and without any action on the part of the holder thereof:

          (i) each option held by any of the persons set forth on Schedule 2.10
                                                                  -------------
to purchase Shares granted under the Target Stock Option Plans (as defined in
Section 3.2(c)) (each, an "Excluded Option") whether fully vested or otherwise
--------------
and all Included Options (as defined in Section 2.10(ii)) which are not fully vested shall be forever canceled at no cost or liability to Acquiror, Sub, Target or the Surviving Corporation, except that each holder of an Excluded Option shall receive options to purchase the stock in the Acquiror on the terms and in the amounts set forth on Schedule 2.10; and
                                -------------

          (ii) subject to Section 5.4, each option to purchase Shares granted
                          -----------
under the Target Stock Option Plans other than Excluded Options (each, an
                                    ----- ----
"Included Option") which is fully vested (as a result of the Offer, the Merger or otherwise) and which remains as of such time unexercised in whole or in part shall be canceled and each holder of an Included Option (whether or not such Included Option is then vested or exercisable) shall be entitled to receive from the Surviving Corporation for each Included Option an amount in cash, without interest, equal to the amount determined by multiplying (A) the number of Shares subject to such Included Option by (B) the positive difference, if any, obtained by subtracting the option exercise price for such Included Option from the Merger Consideration. Promptly after the Effective Time, the Surviving Corporation shall pay to such holder of an Included Option an amount determined in accordance with the preceding sentence.

                                  ARTICLE III


                    Representations and Warranties of Target
                    ----------------------------------------

     For purposes of Sections 3.3 and 3.5 through 3.24 hereof, referenced to the "Target" shall be deemed to include both BI Incorporated and Intervention, LLC. Target represents and warrants to Acquiror and Sub that:

     SECTION 3.1. Organization, Qualification, Etc. Target is a corporation duly
                  --------------------------------
organized, validly existing and in good standing under the laws of the State of Colorado and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect (as hereinafter defined) on Target. As used in this Agreement, any reference to any state of facts, event, change or effect having a "Material Adverse Effect" on or with respect to the Target means such state of facts, event, change or effect that has had, or would reasonably be expected to have, a material adverse effect on the financial condition, businesses, operations, properties (including tangible properties), results of operations, assets or prospects of Target.

     SECTION 3.2. Capitalization. (a) The authorized stock of Target consists of
                  --------------
only one class of stock, namely Target Common Stock. As of the date of this Agreement, 7,968,818 Shares, (and no treasury Shares), were issued and outstanding. All the outstanding Shares have been validly issued, are fully paid and non-assessable.

     (b) Except for the Rights Agreement, Target is not party to, nor is aware of, any voting agreement, voting trust or similar agreement or arrangement relating to any class or series of its capital stock, or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities thereof.

     (c) As of the date hereof, there were outstanding options to purchase an aggregate of 1,641,018 Shares under the Target Corporation 1991 Stock Option Plan, 1996 Stock Option Plan, 1999 Stock Option Plan and approximately 3,160 Shares under the 1991 Employee Stock Purchase Plan (collectively, the "Target Stock Option Plans"), all of which are set forth on Schedule 3.2(c). Other than
                                                    ---------------
as set forth in this Section 3.2, there are not now, and at the Effective Time
                     -----------
there will not be, any (i) shares of capital stock or other equity securities of Target outstanding other than Shares issuable pursuant to the exercise of the stock options described in this Section 3.2(c), (ii) other outstanding awards
                                --------------
under the Target Stock Option Plans, or (iii) outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of Target, or contracts, understandings or arrangements to which Target is a party, or by which it is or may be bound, to issue additional shares of its capital stock or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock.

     (d) Except as set forth on Schedule 3.2(d), Target does not, directly or
                                ---------------
indirectly, own of record or beneficially, or have the right or obligation to acquire, any outstanding securities or other interest in any corporation, partnership, joint venture or other entity.

     SECTION  3.3.  Corporate Authority Relative to this Agreement; No
                    --------------------------------------------------
Violation. Target has the corporate power and authority to enter into this
---------
Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Target and, except for the approval by Target's shareholders, no other corporate proceedings on the part of Target are necessary to authorize this Agreement and the transactions contemplated hereby. The Board of Directors of Target has determined that the transactions contemplated by this Agreement are in the best interest of Target and its shareholders. This Agreement has been duly and validly executed and delivered by Target and, assuming this Agreement constitutes a valid and binding agreement of the other parties hereto, this Agreement constitutes a valid and binding agreement of Target, enforceable against Target in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). Except as set forth on
Schedule 3.3, Target is not subject to or obligated under any charter, bylaw or
------------
contract provision or any licenses, franchise or permit, or subject to any order or decree, which would be breached or violated by its executing or carrying out this Agreement. Other than in connection with or in compliance with the provisions of Colorado law, the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act") (collectively, the "Target Required Approvals"), no authorization, consent or approval of, or filing with, any governmental body or authority is necessary for the consummation by Target of the transactions contemplated by this Agreement.

     SECTION 3.4. Reports and Financial Statements. Target has timely filed all
                  --------------------------------
reports, registration statements and other filings, together with any amendments required to be made with respect thereto, that it has been required to file with the SEC under the Securities Act and the Exchange Act. All reports, registration statements and other filings (including all notes, exhibits and schedules thereto and documents incorporated by reference therein) filed by Target with the SEC, together with any amendments thereto, are collectively referred to as the "Target SEC Reports." As of the respective dates of their filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) with the SEC, the Target SEC Reports complied in all material respects with the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements (including any related notes or schedules) included in the Target SEC Reports was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be noted therein or in the notes or schedules thereto) and complied with the rules and regulations of the SEC, and such consolidated financial statements fairly present the consolidated financial position of Target and its Subsidiaries as of the dates thereof and the results of operations, cash flows and changes in shareholders' equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments on a basis consistent with past periods).

     SECTION  3.5.  Accounts Receivable, Accounts Payable and Inventory. For
                    ---------------------------------------------------
the purposes of this Agreement, the term "Accounts Receivable" shall mean all trade accounts receivable and all notes, bonds and other evidences of indebtedness of and rights to receive payments arising out of sales recurring in the conduct of the business and the security agreements related thereto, involving any rights of Target with respect to any third party collection proceedings or any other action, suit, proceeding or arbitration by any person or any investigation by any government body. The term "Accounts Payable" shall mean all accounts payable of the Target as such would be construed under GAAP. The term "Inventory" shall mean inventory, raw materials, work-in-progress, finished goods, consigned goods, merchandise, products under research and development, demonstration, equipment, packaging materials and other accessories related thereto which are held at, or are in transit from or to, the locations at which the business of Target is conducted, or located at supplier's premises or customer's premises on consignment, in each case, which are used or held for use in the conduct of the businesses, including any of the foregoing purchased subject to any conditioned sales or title retention agreement in favor of any other person, together with all rights against suppliers of such inventories. Except as set forth on Schedule 3.5, all Accounts Receivable (net of allowances
                       ------------
for doubtful accounts) reflected on the June 30, 1999 audited balance sheet, attached hereto as Schedule 3.6 (the "June 30 Balance Sheet"), and all Accounts Receivable arising subsequent to June 30, 1999 (net of allowances for doubtful accounts), (a) have arisen from bona fide sales transactions in the ordinary course of business on ordinary trade terms, (b) represent valid and binding obligations due to, enforceable in accordance with their terms, and (c) have been collected or are collectible in the ordinary course of business in the aggregate recorded amounts thereof in accordance with their terms without valid set-off or counterclaim. The reserve for uncollectible Accounts Receivables as of June 30, 2000 is adequate. All Accounts Payable which are due and owing have been or will be paid in full in the ordinary course and Target is not aware of any claim otherwise. Schedule 3.5 sets forth all Accounts Payable as of June
                      ------------
30, 2000 which are individually in excess of $10,000, which will be due and owing within sixty (60) days after the Effective Time. Schedule 3.5 lists any
                                                        ------------
obligor which together with all of its affiliates owed uncollected amounts to the Target in an aggregate amount of $25,000 or more as of June 30, 2000.
Except as set forth on Schedule 3.5, all Inventory consists of a quality and
                       ------------
quantity usable and salable in the ordinary course of business consistent with past practice, subject to normal and customary allowances in the industry for spoilage, damage and outdated items. Except as set forth on
Schedule 3.5, all items included in the Inventory are the property of the
------------
Target, free and clear of any lien, have not been pledged as collateral, are not held on consignment from others and conform in all material respects to all standards applicable to such Inventory or its use or sale imposed by any law.

     SECTION 3.6. No Undisclosed Liabilities. Target has no liabilities or
                  --------------------------
obligations of any nature, whether or not accrued, contingent or otherwise, except (a) liabilities or obligations reflected (i) in any of Target's SEC Reports, or (ii) on Schedule 3.6, (b) liabilities incurred after June 30, 1999
                    ------------
in the ordinary course of business consistent with past practices, (c) the obligation to pay fees and expenses of Target's attorneys and accountants relating to the transactions contemplated by this Agreement and (d) liabilities or obligations which would not have, or would not reasonably be expected to have a Material Adverse Effect on Target.

     SECTION 3.7. Government Contracts. (a) Without limitation of Section 3.24
                  --------------------                            ------------
and except as disclosed in Schedule 3.7, with respect to Government Contracts,
                           ------------
there is, as of the date hereof, no: (i) civil fraud or criminal investigation by any government investigative agency that reasonably is likely to have a Material Adverse Effect on Target, (ii) suspension or debarment proceeding (or equivalent proceeding) that is likely to have a Material Adverse Effect on Target, (iii) request by a government or government agency for a contract price adjustment based on a claimed disallowance by a government audit agency or claim of defective pricing, (iv) dispute with a government or government agency which has resulted in a government contracting officer's determination and finding final decision, or (v) claim or equitable adjustment by Target against a government or government agency or any third party. For the purposes of this Agreement, "Government Contract" means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract, purchase order, delivery order, change order, Bid or other arrangement of any kind between Target and (i) the U.S. Government or any foreign government, or any agency of either of the foregoing (acting on its own behalf or on behalf of another country or international organization), (ii) any prime contractor of the U.S. Government or any foreign government, or any agency of either of the foregoing, (iii) state or local government agency, or (iv) any subcontractor with respect to any contract of a type described in clauses (i) or
(ii) above. For the purposes of this Agreement, "Bid" means any quotation, bid or proposal made by Target that if accepted or awarded would lead to a contract with the U.S. Government, any foreign government, any state or any local government or any agency of any of the foregoing, or any other person, for the design, manufacture and sale of products or the provision of services.

     SECTION 3.8. Customers and Suppliers. To the knowledge of Target's
                  -----------------------
respective officers and Directors after due inquiry, none of Target's material customers or suppliers are in the process of or intend to terminate or otherwise materially alter their business relationship or pricing scheme with Target.

     SECTION 3.9. No Violation of Law. None of the business or operations of
                  -------------------
Target is being conducted in violation of any law, ordinance or regulation of any governmental body or authority except (a) as described in any of the Target SEC Reports and (b) for violations or possible violations which would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Target.

     SECTION 3.10. Transactions with Affiliates. For purposes of this Section
                   ----------------------------                       -------
3.10, the term "Affiliate" shall mean (a) any person who is the beneficial owner
----
of 5% or more of the voting securities of Target, (b) any director, officer or employee of Target, (c) any person, firm or corporation that directly or indirectly controls, is controlled by or is under common control with any of Target and (d) any member of the immediate family of any of the foregoing persons. Except as set forth on Schedule 3.10, or in the SEC Reports, Target has
                                -------------
not in the ordinary course of business or otherwise (a) purchased, leased or otherwise acquired any property or assets or obtained any services in an amount which exceeded $50,000, (b) sold, leased or otherwise disposed of any property or assets or provided services to (except with respect to remuneration for services rendered in the ordinary course of business as a director, officer or employee of Target) in an amount which exceeded $50,000, (c) entered into or modified in any manner any Contract with, or (d) borrowed any money from, or made or forgiven any loan or advance to, any Affiliate. Except as set forth in
Schedule 3.10 or in the SEC Reports, (i) the Contracts of the Target Group do
-------------
not include any obligation or commitment with any Affiliate, (ii) the assets of the Target do not include any receivable or other obligation or commitment from any Affiliate and (iii) the liabilities of Target do not include any payable or other obligation or commitment to or for any Affiliate. No officer or director of any of Target has any interest in any property, real or personal, tangible or intangible, including without limitation, inventions, patents, trademarks or trade names, used in or pertaining to the business of Target.

     SECTION 3.11. Certain Business Practices. Neither Target nor any director,
                   --------------------------
officer or employee thereof, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity or (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

     SECTION 3.12. Environmental Laws and Regulations. Except as, in the
                   ----------------------------------
aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect on Target, Target (i) has obtained all applicable permits, licenses and other authorizations which are required under foreign, federal, state or local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes by such entity (or its agents); (ii) is in compliance with all terms and conditions of such required permits, licenses and authorizations, and also is in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirement, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; and (iii) as of the date hereof, is not aware of nor has received notice of any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from such entity's manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling or the emission, discharge or release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste.

     SECTION 3.13. Employee Benefit Matters. (a) Schedule 3.13 sets forth and
                   ------------------------      -------------
Target has made available to Acquiror copies of the governing documents, summary plan descriptions, returns, reports and related employee communications of the following kinds of employee benefit plans (individually, a "Target Benefit Plan," and collectively, the "Target Benefit Plans") which are sponsored, maintained or contributed to by Target for the benefit of the employees thereof, or has been so sponsored, maintained or contributed to within six years prior to the date of this Agreement:

          (i) each "employee benefit plan," as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (including, but not limited to, employee benefit plans which are not subject to the provisions of ERISA); and

          (ii) each personnel policy, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy, or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, and each other employee benefit plan, agreement, arrangement, program, practice, or understanding which is not described in Section 3.13(a)(i).
                    ------------------

     (b) There has been furnished to Acquiror, with respect to each Target Benefit Plan required to file such report and description, the most recent report on Form 5500 and the summary plan description.

     (c) Target does not contribute to or have an obligation to contribute to, and have not at any time within six years prior to the date of this Agreement contributed to or had an obligation to contribute to, any employee benefit plan that is subject to Section 302 of ERISA, Section 412 of the Code, or Title IV of ERISA (including, without limitation, a multiemployer plan within the meaning of Section 3(37) of ERISA).

     (d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Target (excluding for purposes of applying the foregoing standard of materiality the representation in clause (vii) which shall not be subject to any standard of materiality):

          (i) Target has substantially performed all obligations, whether arising by operation of law or by contract or by the terms of the Target Benefit Plans, required to be performed by it in connection with the Target Benefit Plans, and, to the knowledge of the officers and directors of Target, there have been no defaults or violations by any other party to the Target Benefit Plans;

          (ii) Each Target Benefit Plan conforms to and has been administered and operated in compliance with its governing documents and applicable law, including, where applicable, ERISA and the Code;

          (iii) Each Target Benefit Plan intended to be qualified under Section 401 of the Code (A) satisfies in form the requirements of such Section except to the extent amendments are not required by law to be made until a date after the Effective Time, (B) has received a favorable determination letter from the Internal Revenue Service regarding such qualified status, (C) has not, since receipt of the most recent favorable determination letter, been amended, except for amendments for which the period for requesting a favorable determination letter has not expired, and (D) has not been operated in a way that would adversely affect its qualified status;

          (iv) There are no actions, suits, or claims pending (other than routine claims for benefits) or, to the knowledge of the officers and directors of Target, threatened against, or with respect to, any of the Target Benefit Plans or their assets;

          (v) No act, omission or transaction has occurred which would result in imposition on Target of (A) breach of fiduciary duty liability damages under
Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c),
(i) or (1) of Section 502 of ERISA, or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

          (vi) There is no matter pending (other than routine qualification determination filings) with respect to any of the Target Benefit Plans before any governmental authority;

          (vii)  With respect to any employee benefit plan within the meaning of
Section 3(3) of ERISA, which is not a Target Benefit Plan but which is sponsored, maintained, or contributed to, or has been sponsored, maintained, or contributed to within six years prior to the date of this Agreement, by Target or any corporation, trade, business, or entity under common control with Target, within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA ("Target Commonly Controlled Entity"), (A) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (B) no liability to the Pension Benefit Guaranty Corporation has been incurred, which liability has not been satisfied, (C) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and (D) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made; and (E) no event has occurred, and, to the knowledge of the officers and directors of Target, there exists no condition or set of circumstances in connection with which Target could, directly or indirectly, be subject to any liability under ERISA, the Code or any applicable law; and

          (viii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (A) require Target to make a larger contribution to, or pay greater benefits or provide other rights under, any Target Benefit Plan than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, or (B) except as provided in Section 5.4, create or
                                                        -----------
give rise to any additional vested rights or service credits under any Target Benefit Plan.

     (e) Except as disclosed in the SEC Reports or in Schedule 3.20 to this Agreement, Target is not a party to any agreement, nor has Target established any policy or practice, requiring it to make a payment or provide any other form of compensation or benefit to any person performing services for such entity upon termination of such services which would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

     (f) In connection with the consummation of the transactions contemplated by this Agreement, no payments of money or other property, acceleration of benefits, or provisions of other rights have or will be made hereunder, under any agreement contemplated herein, or under the Target Benefit Plans that would be reasonably likely to result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration, or provision to be triggered.

     (g) With respect to each Target Benefit Plan, no event has occurred, and, to the knowledge of the officers and directors of Target, there exists no condition or set of circumstances in connection with which Target could, directly or indirectly, be subject to any liability under ERISA, the Code or any applicable law, except liability for benefit claims and payable in the ordinary course.

     SECTION 3.14. Absence of Certain Changes or Events. Since June 30, 1999,
                   ------------------------------------
except as contemplated by this Agreement or except as disclosed in the Target SEC Reports or in this Agreement (including the Schedules hereto) and except as permitted pursuant to Section 5.1, Target has conducted its business only in the
                      -----------
ordinary and usual course, and there has not been (i) any Material Adverse Effect on Target; (ii) any material change by Target in its accounting methods, principles or practices; (iii) any revaluation by Target of any of its respective assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (iv) any entry by Target into any material commitment or transaction; (v) any declaration, setting aside or payment of any dividends or distributions in respect of Shares or any redemption, purchase or other acquisition of any of its securities or any securities of Target; (vi) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of Target; (vii) any increase in indebtedness for borrowed money other than an increase as a result of borrowings incurred in the ordinary course of business; (viii) any granting of a security interest in or lien on any material property or assets of Target; or (ix) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan or any other increase in the compensation payable or to become payable to any officers or key employees of Target other than those that are required under existing contractual arrangements.

     SECTION 3.15. Investigations; Litigation. Except as described in any of the
                   --------------------------
Target SEC Reports or as set forth in Schedule 3.15, and except as would not,
                                      -------------
individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on Target:

     (a) no investigation or review by any governmental body or authority with respect to Target is pending nor has any governmental body or authority notified Target in writing of an intention to conduct the same; and

     (b) there are no actions, suits or proceedings pending (or, to the knowledge of Target's officers and directors, threatened) against or affecting Target, or any of its respective properties at law or in equity, or before any federal, state, local or foreign governmental body or authority.

With respect to each matter set forth on Schedule 3.15, such Schedule sets forth
                                         -------------
a summary of the subject matter together with a description of action taken and expected resolution.

     SECTION 3.16. Products. (a) Schedule 3.16 sets forth (i) all material
                   --------      -------------
claims asserted or, to Target's best knowledge, threatened at any time during the past five years against Target in respect of personal injury, wrongful death or property damage alleged to have resulted from products or services provided by Target, together with a description of each such claim or action initiated with respect thereto and the disposition thereof and (ii) all express warranties and disclaimers of warranty used in connection with the products or services provided. Target has not experienced product recall or warranty claims in excess of 2% aggregate gross sales for any of the past five years. With regard to products and goods manufactured by Target prior to the Effective Time, there is no liability with regard to the sale, purchase or consumption of such products or goods which will have a Material Adverse Effect on Target and there are no circumstances or events which are likely to give rise to such a liability.

     SECTION 3.17. Securities Filings. None of the information with respect to
                   ------------------
Target to be included in any of the Offer Documents, the Schedule 14D-9 or any
                                                         --------------
other filings made with the SEC in connection with the transactions contemplated by this Agreement (collectively, the "Securities Filings") contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made hereby with respect to information supplied in writing by Acquiror or any affiliate of Acquiror specifically for inclusion in the Securities Filings.

     SECTION 3.18. Tax Matters. (a) All federal, state, local and foreign Tax
                   -----------
Returns required to be filed by or on behalf of Target, and each affiliated, combined, consolidated or unitary group of which Target (i) is a member (a "Current Target Group") or (ii) has been a member within ten years prior to the date hereof but is not currently a member, but only insofar as any such Tax Return relates to a taxable period which includes Target and which ends on a date within the last ten years (a "Past Target Group", together with Current Target Groups, an "Target Affiliated Group") have been timely filed, and all such Tax Returns filed are complete and accurate except to the extent any failure to file or any inaccuracies in such filed Tax Returns would not, individually or in the aggregate, have a Material Adverse Effect on Target. All Taxes due and owing by Target or any Target Affiliated Group have been accurate and timely paid, or adequately reserved for, except to the extent any failure to pay or reserve would not, individually or in the aggregate, have a Material Adverse Effect on Target. There is no audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by Target or any Target Affiliated Group which would, individually or in the aggregate, have a Material Adverse Effect on Target. All assessments for Taxes due and owing by the Target or any Target Affiliated Group with respect to completed and settled examinations or concluded litigation have been paid. As soon as practicable after the public announcement of this Agreement, Target will provide Acquiror with written schedules of (i) the taxable years Target for which the statutes of limitations with respect to federal income Taxes have not expired, and (ii) with respect to federal income Taxes those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which examinations have not yet been initiated. Target has complied with all rules and regulations relating to the withholding of Taxes, except to the extent any such failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Target.

     For purposes of this Agreement: (i) "Taxes" means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added, and (ii) "Tax Return" means any return, filing, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     SECTION 3.19. Intellectual Property. Target owns, or holds licenses under
                   ---------------------
or otherwise has the right to use or sublicense, all foreign and domestic patents, trademarks (common law and registered), trademark registration applications, service marks (common law and registered), service mark registration applications, trade names and copyrights, copyright applications, trade secrets (collectively, the "Intellectual Property"), know-how and other proprietary information as Target reasonably believes are necessary for the conduct of the business of such entity as currently conducted. Except as set forth on Schedule 3.19, Target is not currently in receipt of any notice of
         -------------
infringement or notice of conflict with the asserted rights of others in any patents, trademarks, service marks, trade names, trade secrets and copyrights owned or held by other persons, except, in each case, for matters that could not reasonably be expected to have a Material Adverse Effect on Target. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or breach the terms of or cause any cancellation of any material license held by Target under any patent, trademark, service mark, trade name, trade secret or copyright. All of the Intellectual Property is listed on
Schedule 3.19 hereto.
-------------

     SECTION 3.20. Severance Payments. Except as set forth in Schedule 3.20,
                   ------------------                         -------------
Target will not owe a severance payment, change of control payment, parachute payment or similar obligation to any of their respective employees, officers or directors as a result of the Offer, the Merger or the other transactions contemplated by this Agreement, nor will any of such persons be entitled to severance payments or other benefits as a result of the Offer, the Merger or the other transactions contemplated by this Agreement in the event of the subsequent termination of their employment.

     SECTION 3.21. Title to Properties. Target has good and marketable title to
                   -------------------
all of the assets and properties reflected in Target's June 30 Balance Sheet, other than any assets or properties reflected in the June 30 Balance Sheet that
(i) have been sold or otherwise disposed of since June 30, 1999 in the ordinary course of business consistent with past practice or (ii) are not, individually or in the aggregate, material to Target, free and clear of encumbrances, security interests or liens, other than liens the existence of which is set forth in Schedule 3.21 or is reflected in the June 30 Balance Sheet, and other
         -------------
than mechanics' and materialmen's liens. Target holds under valid lease agreements for all real and personal properties reflected in the June 30 Balance Sheet as being held under capitalized leases, and all real and personal property that is subject to operating leases, and enjoy peaceful and undisturbed possession of such properties under such leases, other than (i) any properties as to which such leases have expired in accordance with their terms without any liability of any party thereto since the date of the June 30 Balance Sheet and
(ii) any properties that, individually or in the aggregate, are not material to Target. Target has not received any written notice of any adverse claim to the title to any properties owned by them or with respect to any lease under which any properties are held by them, other than any claims that, individually or in the aggregate, would not have a Material Adverse Effect on Target.

     SECTION 3.22. Licenses. All permits, licenses and other authorizations
                   --------
issued by the federal government and any applicable state agencies (the "Licenses") required for the operation of the business of Target are in full force and effect and there are no pending modifications, amendments or revocation proceedings which would adversely affect the operations thereof, except where the failure to obtain any such License would not result in a Material Adverse Effect. All fees due and payable to governmental authorities pursuant to the rules governing the Licenses have been paid and no event has occurred with respect to the Licenses held by Target which, with the giving of notice or the lapse of time or both, would constitute grounds for revocation thereof. Target is in compliance in all material respects with the terms of its respective Licenses, as applicable (except where the failure to so comply would not result in a Material Adverse Effect), and there is no condition, event or occurrence existing, nor is there any proceeding being conducted of which Target has received notice, nor, to Target's knowledge, is there any proceeding threatened by any governmental authority which would cause the termination, suspension, cancellation or nonrenewal of any of the Licenses, or the imposition of any penalty or fine by any regulatory authority.

     SECTION 3.23. Insurance. Schedule 3.23 accurately lists in reasonable
                   ---------  -------------
detail all insurance policies maintained by Target. This insurance coverage is reasonably adequate for the operation of the business of Target, and the transactions contemplated hereby will not adversely affect such coverage.

     SECTION 3.24. Material Contracts. Schedule 3.24 sets forth in reasonable
                   ------------------  -------------
detail all written or oral contracts, agreements, leases, instruments or legally binding contractual commitments ("Contracts") that are of a type described below
                                  ---------
(collectively, the "Material Contracts"):
                    ------------------

          (i) Any Contract with a customer of Target or with any entity that purchases goods or services from Target for consideration of $250,000 or more in any fiscal year;

          (ii) any Contract for capital expenditures or the acquisition or construction of fixed assets in excess of $250,000;

          (iii) any Contract for the purchase or lease of goods or services (including without limitation, equipment, materials, software, hardware, supplies, merchandise, parts or other property, assets or services), requiring aggregate future payments in excess of $250,000, other than standard inventory purchase orders executed in the ordinary course of business;

          (iv) any Contract relating to the borrowing of money or guaranty of indebtedness;

          (v) any collective bargaining or other arrangement with any labor union;

          (vi) any Contract granting a first refusal, first offer or similar preferential right to purchase or acquire any of Target's capital stock or assets;

          (vii) any Contract limiting, restricting or prohibiting Target from conducting business anywhere in the United States or elsewhere in the world or any Contract limiting the freedom of Target to engage in any line of business or to compete with any other Person;

          (viii) any joint venture or partnership Contract;

          (ix) Contracts requiring future payments of an amount greater than $250,000, singly or in the aggregate;

          (x) any employment Contract, severance agreement or other similar binding agreement or policy with any employee; and

     Target has provided to Acquiror a true and complete copy of each written Material Contract (and a written description of each oral Material Contract), including all amendments or other modifications thereto. Except as set forth on
Schedule 3.24, each Material Contract is a valid and legally binding obligation
-------------
of Target, enforceable against Target in accordance with its terms, subject only to bankruptcy, reorganization, receivership or other laws affecting creditors' rights generally and general principles of equity (whether applied in an action at law or in equity). Except as set forth on Schedule 3.24, Target has
                                              -------------
performed all obligations required to be performed by it under the Material Contracts, and is not in breach or default thereunder.

     SECTION 3.25. Rights Agreement. Target and the Board of Directors of Target
                   ----------------
have taken all necessary action including, without limitation, amending the Rights Agreement with respect to all outstanding Rights issued pursuant to the Rights Agreement, if necessary, to (a) render the Rights Agreement inapplicable with respect to the Voting Agreement, the Offer, the Merger, this Agreement and the other transactions contemplated hereby and thereby, (b) ensure that (i) none of the Acquiror, Sub or any of their Affiliates (as defined in the Rights Agreement) or Associates (as defined in the Rights Agreement) shall be deemed an Acquiring Person (as defined in the Rights Agreement) and (ii) the provisions of the Rights Agreement, including the occurrence of a Distribution Date (as defined in the Rights Agreement) or the Stock Acquisition Date (as defined in the Rights Agreement), are not and shall not be triggered by reason of the execution and delivery of this Agreement, the announcement or consummation of the Offer, the Merger or the consummation of any of the other transactions contemplated by this Agreement and the Voting Agreement, and (c) ensure that the Target will have no obligations under the Rights or the Rights Agreement (in connection with the Offer and the Merger) and the holders of Target Common Stock will have no rights under the Rights or the Rights Agreement in connection with the Offer and the Merger. The Company has delivered to Acquiror a complete and correct copy of the Rights Agreement as amended and supplemented to the date of this Agreement.

                                   ARTICLE IV


               Representations and Warranties of Acquiror and Sub
               --------------------------------------------------

     Acquiror and Sub represent and warrant to Target that:

     SECTION 4.1. Organization, Qualification, Etc. Acquiror is a corporation
                  --------------------------------
duly organized, validly existing and in good standing under the laws of Delaware and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and each has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror. The copies of Acquiror's Certificate of Incorporation and Bylaws and Sub's Articles of Incorporation and Bylaws, which have been delivered to Target, are complete and correct and in full force and effect on the date hereof.

     SECTION  4.2.  Corporate Authority Relative to this Agreement; No
                    --------------------------------------------------
Violation. Each of Acquiror and Sub has the corporate power and authority to
---------
enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Acquiror and the Board of Directors of Sub and no other corporate proceedings on the part of Acquiror or Sub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Acquiror and Sub and, assuming this Agreement constitutes a valid and binding Agreement of the other parties hereto, this Agreement constitutes a valid and binding agreement of Acquiror and Sub, enforceable against each of them in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). Neither Acquiror nor Sub is subject to or obligated under any charter, by-law or contract provision or any license, franchise or permit, or subject to any order or decree, which would be breached or violated by its execution or performance of this Agreement, except for any breaches or violations which would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror. Other than in connection with or in compliance with the provisions of Colorado law, the Exchange Act and the securities or blue sky laws of the various states (collectively, the "Acquiror Required Approvals"), no authorization, consent or approval of, or filing with, any governmental body or authority is necessary for the consummation by Acquiror of the transactions contemplated by this Agreement.

     SECTION 4.3. Litigation. There are no claims, suits, actions or proceedings
                  ----------
pending or, to the knowledge of Acquiror threatened against, relating to or affecting Acquiror or any of its subsidiaries before any court, governmental department, commission, agency, instrumentality or authority or any arbitrator that seek to restrain or enjoin the consummation of the Offer or the Merger. Neither Acquiror nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, which prohibits or restricts the consummation of the transactions contemplated by this Agreement.

     SECTION 4.4. Lack of Ownership of Shares. Prior to the consummation of the
                  ---------------------------
Offer, neither Acquiror nor any of its Subsidiaries owns any Shares or other securities convertible into Shares.

     SECTION 4.5. No Required Vote of Acquiror Shareholders. No vote of the
                  -----------------------------------------
shareholders of Acquiror is required by law or the Certificate of Incorporation of Acquiror or otherwise in order for Acquiror to consummate the Merger and the transactions contemplated hereby.

     SECTION 4.6. Securities Filings. None of the information with respect to
                  ------------------
the Acquiror to be included in any of the Offer Documents, the Schedule TO or any other filings made with the SEC in connection with the transactions contemplated by this Agreement (collectively, the "Acquiror Securities Filings") contain or will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made hereby with respect to information supplied in writing by Target or any affiliate of Target specifically for inclusion in Acquisitions Securities Filings.

                                   ARTICLE V

                            Covenants and Agreements
                            ------------------------

     It is further agreed as follows:

     SECTION 5.1. Conduct of Business by Target. During the period from the date
                  -----------------------------
of this Agreement and continuing until the earlier of the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section
                                                                        -------
7.1 (the "Termination Date"), and except as may be agreed to by the other
---
parties hereto in writing or as may be expressly permitted pursuant to this Agreement, Target:

          (i) shall, conduct its operations according to ordinary and usual course of business in substantially the same manner as heretofore conducted;

          (ii) shall use commercially reasonable efforts to preserve, intact its business organizations and goodwill, keep available the services of its officers and employees as a group, subject to changes in the ordinary course, and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with them;

          (iii) shall confer at such times as Acquiror may reasonably request with one or more representatives of Acquiror to report operational matters and the status of ongoing operations;

          (iv) shall notify Acquiror of any emergency or other change in the normal course of any of Target's respective businesses or in the operation of Target's respective properties and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any governmental body or authority if such emergency, change, complaint, investigation or hearing would have a Material Adverse Effect on Target;

          (v) shall not authorize or pay any dividends on or make any distribution with respect to its outstanding Shares;

          (vi) shall not enter into or amend any employment, severance or similar agreements or arrangements with its respective directors or executive officers;

          (vii) shall not, except as otherwise permitted hereunder, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger), or, other than in the ordinary course of business, any acquisition of any assets or securities, any disposition of any amount of assets or securities or any release or relinquishment of any contract rights.

          (viii) shall not propose or adopt any amendments to its Articles of Incorporation, Bylaws or the Rights Agreement;

          (ix) shall not issue any Shares, or effect any stock split or otherwise change its capitalization as it existed on the date hereof, other than as specifically permitted by this Agreement;

          (x) shall not, except as specifically permitted by this Agreement, grant, confer or award (A) any options, warrants, conversion rights or other rights, not existing on the date hereof, to acquire any Shares or (B) any other awards under the Target Stock Option Plans;

          (xi)    shall not purchase or redeem any Shares;

          (xii) shall not materially amend the terms of its respective employee benefit plans, programs or arrangements or any severance or similar agreements or arrangements in existence on the date hereof, or adopt any new employee benefit plans, programs or arrangements or any severance or similar agreements or arrangements except as contemplated by this Section 5.1 or Section
                                                          -----------    -------
5.4;
---

          (xiii) shall not enter into any material loan agreement except for letters of credit in the ordinary course of business;

          (xiv) shall not make any Tax election or settle or compromise any Tax liability;

          (xv) shall not agree, in writing or otherwise, to take any of the foregoing actions or take any action which would make any representation or warranty in Article IV hereof untrue or incorrect;
            ----------

          (xvi) shall not grant, confer or award any monetary or non-monetary bonus;

          (xvii) shall not settle, compromise or otherwise terminate any material litigation, claim or other settlement negotiation; and

          (xviii) shall not fail to maintain insurance under the same terms and conditions as it currently maintains.

     SECTION 5.2. Investigation. Subject to appropriate confidentiality
                  -------------
agreements and reasonable notice provided to Target in advance, Target shall afford to Acquiror and to Acquiror's officers, employees, accountants, counsel and other authorized representatives full and complete access during normal business hours, throughout the period prior to the earlier of the Effective Time or the date of termination of this Agreement, to its plants, properties, contracts, commitments, books, and records (including but not limited to tax returns) and any report, schedule or other document filed or received pursuant to the requirements of federal or state securities laws and shall use its reasonable best efforts to cause their respective representatives to furnish promptly to one another such additional financial and operating data and other information as Acquiror or its duly authorized representatives may from time to time reasonably request.

     SECTION 5.3. Cooperation. Target and Acquiror shall together, or pursuant
                  -----------
to an allocation of responsibility to be agreed upon between them:

     (a) If required by law to consummate the Merger, prepare and file with the SEC as soon as is reasonably practicable a proxy statement, and shall use their reasonable best efforts to have the proxy statement cleared by the SEC under the Exchange Act;

     (b) as soon as is reasonably practicable take all such action as may be required under state blue sky or federal or state securities laws in connection with the transactions contemplated by this Agreement; and

     (c) cooperate with one another in order to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated herein.

     SECTION  5.4.  Employee Benefit Plans.
                    ----------------------

     (a) The Board of Directors of Target (or a duly appointed committee thereof responsible for the administration of the Target Stock Option Plans in accordance with the terms of such plans) shall, prior to or as of the Effective Time, take all necessary actions, pursuant to and in accordance with the terms of the Target Stock Option Plans and the instruments evidencing the Target Plan Options, to amend the Target Stock Option Plans (except the 1991 Employee Stock Purchase Plan) such that all Excluded Options and all Included Options which have not vested as of the Effective Time shall forever be canceled in accordance with Section 2.10 (i) and such that all Included Options, which options are fully vested and unexercised in whole or in part, shall be canceled and each holder of an Included Option shall be entitled to receive from the surviving corporation for each Included Option an amount in cash, without interest, equal to the amount determined by multiplying (A) the number of Shares subject to such Included Options by (B) the positive difference, if any, obtained by subtracting the option exercise price for such Included Option from the Merger Consideration, in accordance with Section 2.10(ii). Without limitation of the foregoing and with regard to the 1999 Stock Option Plan, prior to the time that the Shares are accepted for payment pursuant to the Offer, Target shall (i) use commercially reasonable efforts to get each optionee under the 1999 Stock Option Plan to sign an agreement in form and substance reasonably satisfactory to Acquiror which will allow the options held by such optionees to be cancelled in the manner set forth in Section 2.10, and (ii) to the extent that such agreements are not entered into prior to the time that Shares are accepted for payment pursuant to the Offer, the 1999 Stock Option Plan shall have been amended to provide that the options held by optionees not having signed an agreement shall be cancelled and converted into options to purchase stock in Acquiror on similar economic terms.

     (b) Within one (1) business day of the date of this Agreement, Target shall terminate the 1991 Employee Stock Purchase Plan and allow its participants to purchase Shares pursuant to its terms based on the amount then held by each participant in its accounts under such plan or to receive a refund of their contributions to the plan.

     SECTION 5.5. Filings; Other Action. Subject to the terms and conditions
                  ---------------------
herein provided, Target and Acquiror shall use reasonable efforts to cooperate with one another in (A) determining whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from, any third party, the United States government or any agencies, departments or instrumentalities thereof or other governmental or regulatory bodies or authorities of federal, state, local and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby and (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, and (iii) use reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including, without limitation, taking all such further action as reasonably may be necessary to resolve such objections, if any, as the Federal Trade Commission, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under relevant antitrust or competition laws with respect to the transactions contemplated hereby.

     SECTION  5.6.  Further Assurances. In case at any time after the
                    ------------------
Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of Target and Acquiror shall take all such necessary action.

     SECTION  5.7.  Anti-takeover Statute. If any "fair price", "moratorium",
                    ---------------------
"control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, each of Target and Acquiror and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

     SECTION  5.8.  No Solicitation by Target. (a)  Target shall not, nor
                    -------------------------
shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including, without limitation, by way of furnishing information or by taking any action which would make the Rights Agreement inapplicable to any Target Takeover Proposal (as defined below) other than the Offer and the Merger), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any Target Takeover

Proposal or (ii) participate in any discussions or negotiations regarding any Target Takeover Proposal; provided that prior to the acceptance for payment of shares of Target Common Stock pursuant to the Offer, in response to an unsolicited Takeover Proposal that did not result from the breach of this
Section 5.8, following delivery to Acquiror of notice of the Takeover Proposal
-----------
in compliance with its obligations under Section 5.8(c) hereof, Target may
                                         --------------
participate in discussions or negotiations with or furnish information (pursuant to a confidentiality agreement with customary terms) to any third party which makes a bona fide written Takeover Proposal if (A) a majority of Target's Board of Directors reasonably determines in good faith (after consultation with an independent, nationally recognized investment bank) that taking such action would be reasonably likely to lead to the delivery to Target of a Superior Proposal and (B) a majority of the Target's Board of Directors determines in good faith (after receiving the advice of outside legal counsel) that it is necessary to take such action(s) in order to comply with its fiduciary duties under applicable law. For purposes of this Agreement, "Target Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or the assets of Target and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of Target (other than purchases in the open market and without contact with Target or any of target's officers, directors or agents prior to such purchases) any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of Target or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Target, other than the transactions contemplated by this Agreement. "Superior Proposal" means a bona fide written Takeover Proposal made by a third party to purchase at least two-thirds of the outstanding equity securities of the Company pursuant to a tender offer, exchange offer, merger or other business combination (x) on terms which a majority of Target's Board of Directors determines in good faith (after consultation with an independent, nationally recognized investment bank) to be superior to Target and its shareholders (in their capacity as shareholders) from a financial point of view (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and identity of the offeror) as compared to the transactions contemplated hereby (including any alternative proposed by Acquiror pursuant to Section 7.1(g) of this Agreement) in response to such proposal, which is reasonably capable of being consummated.

     (b) Subject to the fiduciary obligations of the Board of Directors in responding to a Superior Proposal, neither the Board of Directors of Target nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Acquiror, the approval or recommendation by such Board of Directors or such committee of the Offer, the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Target Takeover Proposal, or (iii) cause Target to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Target Acquisition Agreement") related to
                                     ----------------------------
any Target Takeover Proposal.

     (c) In addition to the obligations of Target set forth in paragraphs (a) and (b) of this Section 5.8, Target shall promptly advise Acquiror orally and in
                -----------
writing of any request for information or of any Target Takeover Proposal, the material terms and conditions of such request or Target Takeover Proposal and the identity of the person making such request or Target Takeover Proposal. Target will keep Acquiror reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Target Takeover Proposal on a daily basis or more frequently as may be reasonably requested by Acquiror.

     (d) Nothing contained in this Section 5.8 shall relieve Target of any
                                   -----------
obligation Target has under this Agreement.

     SECTION  5.9.  Rights Agreement. Target shall not, unless required to do so
                    ----------------

by a court of competent jurisdiction, (i) redeem the Rights (ii) amend (other than to delay the Distribution Date and the Stock Acquisition Date (as such terms are defined therein) or to render the Rights inapplicable to the Voting Agreement, the Offer, the Merger and this Agreement) or terminate the Rights Agreement prior to the Effective Time without the consent of Acquiror, or (iii) take any action which would allow any Person (as such term is defined in the Rights Agreement) other than Acquiror and the Insider Shareholders to be the Beneficial Owner (as such term is defined in the Rights Agreement) of 15% or more of the Target Common Stock without causing a Distribution Date (as such term is defined in the Rights Agreement) or a Triggering Event (as such term is defined in the Rights Agreement) to occur.

     SECTION  5.10.  Public Announcements. Except as may be required by
                     --------------------
applicable law, no party hereto shall make any public announcements or otherwise communicate with any news media or any other party, with respect to this Agreement or any of the transactions contemplated hereby without prior consultation with the other parties as to the timing and contents of any such announcement or communications; provided, however, that nothing contained herein
                                --------  -------
shall prevent any party from (i) promptly making all filings with governmental authorities or disclosures by the stock exchange on which such party's capital stock is listed, as may, in its judgment, be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or (ii) disclosing the terms of this Agreement to such party's legal counsel, financial advisors or accountants in furtherance of the transactions contemplated by this Agreement.

     SECTION  5.11.  Indemnification of Directors and Officers. (a) Acquiror and
                     -----------------------------------------
the Surviving Corporation agree that the indemnification obligations set forth in Target's Articles of Incorporation or By-laws, in each case as of the date of this Agreement, shall survive the Merger (and, prior to the Effective Time, Acquiror shall cause the Certificate of Incorporation and By-laws of Sub to reflect such provisions) and shall not be amended, repealed or otherwise modified for a period of four years after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who on or prior to the Effective Time were directors, officers, employees or agents of Target or its subsidiaries.

     (b) For five years from the Effective Time, Acquiror and the Surviving Corporation shall use their best efforts to provide to the directors and officers of Target as of the date of this Agreement liability insurance protection of the same kind and scope as that provided by Acquiror's directors' and officers' liability insurance policies (copies of which have been made available to Target), with respect to claims arising from facts or events that occurred prior to the Effective Time; provided, however, that in no event shall
                                      --------  -------
Acquiror be required to expend more than 150% of the amount currently expended by Acquiror (the "Insurance Amount") to maintain or procure its current
                  ----------------
directors and offices liability insurance coverage; provided, further, that if
                                                    --------  -------
Acquiror is unable to maintain or obtain the insurance called for by this
Section 5.11, Acquiror shall use its best efforts to obtain as much comparable
------------
insurance as available for the Insurance Amount.

     (c) In the event Acquiror or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person or shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 5.11.
        ------------

     (d) The obligations of Acquiror and the Surviving Corporation under this
Section 5.11 shall not be terminated or modified in such a manner as to
------------
adversely affect any director, officer, employee, agent or other person to whom this Section 5.11 applies without the consent of such affected director,
     ------------
officer, employees, agents or other persons (it being expressly agreed that each such director, officer, employee, agent or other person to whom this Section
                                                                     -------
5.11 applies shall be third-party beneficiaries of this Section 5.11).
----                                                    ------------

     SECTION  5.12.  Additional Reports. Target shall furnish to Acquiror copies
                     ------------------
of any reports of the type referred to in Section 3.4 which it files with the
                                          -----------
SEC on or after the date hereof. Target represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading. Any unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present the financial position of Target as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the date then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

     SECTION  5.13.  Update Disclosure:  Breaches.  From and after the date of
                     ----------------------------
this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto in writing of (i) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Offer, the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (ii) the failure of Target or Acquiror, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of any party to effect the Offer, the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any
                               --------  -------
notice pursuant to this Section 5.13 shall not cure any breach of any
                        ------------
representations or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

     SECTION  5.14.  Employment Agreements.  Prior to or as of the Effective
                     ---------------------
Time and in a form and substance reasonably acceptable to Acquiror, Target shall terminate any and all employment agreements with all of its employees (except the following named employees) at no cost or liability to Target or Acquiror:
Darrell Hammond, Jim Stoker, Cheryl Marshall, John Saurini, Jim Greco, Greg Rowley, Shannon Marshall, Matt Saurini and Gary Heeney.

     SECTION  5.15.  Opinion of Financial Advisor.  The Target has received an
                     ----------------------------
opinion of SunTrust Equitable Securities, Inc., in a form and substance satisfactory to Target and dated the date of this Agreement, that the Offer Consideration and the Merger Consideration is fair to Target's shareholders from a financial point of view.

                                  ARTICLE VI


                           Conditions to the Merger
                           ------------------------

     SECTION  6.1.  Conditions to Each Party's Obligation to Effect the Merger.
                    ----------------------------------------------------------
The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

     (a) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court or other tribunal or governmental body or authority which prohibits the consummation of the Merger substantially on the terms contemplated hereby. In the event any order, decree or injunction shall have been issued, each party shall use its reasonable efforts to remove any such order, decree or injunction.

     (b) All Target Required Approvals and Acquiror Required Approvals shall have been obtained, except where the failure to obtain such other Target Required Approvals and Acquiror Required Approvals would not have a Material Adverse Effect on Target or Acquiror, as the case may be.

     SECTION  6.2.  Conditions to Obligations of Target to Effect the Merger.
                    --------------------------------------------------------
The obligation of Target to effect the Merger is further subject to the conditions that (a) the representations and warranties of Acquiror contained herein shall be true and correct as of the Effective Time with the same effect as though made as of the Effective Time except (i) for changes specifically permitted by the terms of this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (iii) where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a material adverse effect on Acquiror, (b) Acquiror shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time, (c) Acquiror shall have delivered to Target a certificate, dated the Effective Time and signed by an executive officer, certifying to the effects set forth in clauses (a) and (b) above and (d) Acquiror's counsel shall have delivered to Target a legal opinion in the form set forth on Schedule 6.2.
                         -------------

     SECTION  6.3.  Conditions to Obligations of Acquiror to Effect the Merger.
                    ----------------------------------------------------------
The obligation of Acquiror to effect the Merger is further subject to the conditions that (a) the representations and warranties of Target contained herein shall be true and correct as of the Effective Time with the same effect as though made as of the Effective Time except (i) for changes specifically permitted by the terms of this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (iii) where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a Material Adverse Effect on Target, (b) Target shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time, except where the failure to so perform is unlikely to result in a Material Adverse Effect (c) Target shall have delivered to Acquiror a certificate, dated the Effective Time and signed by its respective Chairman of the Board, Chief Executive Officer and President or Senior Vice President, certifying to the effects set forth in clauses (a) and (b) above, (d) Target's counsel shall have delivered to Acquiror a legal opinion in the form as set forth on Schedule 6.3.,
                                                                  ------------
(e) Acquiror and Sub shall have received the requisite funds necessary to effectuate the transactions contemplated under the Agreement and to provide for the ongoing operation of Target, (f) no event has occurred, action has been taken or failed to be taken, which has caused or with the passage of time is likely to cause a Material Adverse Effect on Target, (g) the Minimum Condition set forth in Annex 1 shall have been satisfied or the Alternative Condition set
                                               --
forth in Section 1.1 shall be met, (h) an unqualified audit opinion from Arthur Andersen will be issued prior to Closing for the fiscal year ended June 30, 2000, and (i) in the event of a Long Form Merger, less than ten percent (10%) of Target's shareholders shall have given notice pursuant to the CBCA that they intend to exercise their dissenter's rights.

                                  ARTICLE VII


                  Termination, Waiver, Amendment and Closing
                  ------------------------------------------

     SECTION  7.1.  Termination or Abandonment.  Notwithstanding anything
                    --------------------------
contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the shareholders of Target:

     (a) by the mutual written consent of Target and Acquiror;

     (b) by either Target or Acquiror if the Effective Time shall not have occurred on or before November 15, 2000, or in the event of a Long Form Merger, February 15, 2001; provided, that the party seeking to terminate this Agreement
                   --------
pursuant to this clause 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before such date;

     (c) by either Target or Acquiror if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated hereby or
(ii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger substantially on the terms contemplated hereby and such order, decree, ruling or injunction shall have become final and non-appealable; provided, that the party
                                                       --------
seeking to terminate this Agreement pursuant to this clause 7.1(c)(ii) shall have used its reasonable best efforts to remove such injunction, order or decree;

     (d) by Acquiror if the Alternate Condition is not satisfied after the final expiration date of the Offer;

     (e) by Target, if Acquiror shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.2(a) or
                                                           --------------
(b), and (ii) is incapable of being cured by Acquiror or is not cured within 30
---
days of notice of such breach or failure;

     (f) by Acquiror, if Target shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.3(a) or
                                                           --------------
(b), and (ii) is incapable of being cured by Target or is not cured within 30
---
days of notice of such breach or failure.

     (g) by Target, if at any time prior to the acceptance for payment of shares of Target Common Stock pursuant to the Offer a Superior Proposal is received by Target and Target's Board of Directors reasonably determines in good faith (after receiving advice of outside legal counsel) that it is necessary to terminate this Agreement and enter into an agreement to effect the Superior Proposal to comply with its fiduciary duties under applicable law; provided that Target may not terminate this Agreement pursuant to this Section 7.1(g) unless and until (i) three (3) Business Days have elapsed following delivery to Acquiror of a written notice of such determination by Target's Board of Directors and during such three (3) Business Day period Target has fully cooperated with Acquiror, including without limitation, informing Acquiror of the terms and conditions of such Superior Proposal, and the identity of the person making such Superior Proposal, with the intent of enabling both parties to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected; (ii) at the end of such three (3) Business Day period the Takeover Proposal continues to constitute a Superior Proposal and Target's Board of Directors confirms its determination (after receiving the advice of outside legal counsel) that it is necessary to terminate this Agreement and enter into an agreement to effect the Superior Proposal to comply with its fiduciary duties under applicable law; and (iii) (x) at or prior to such termination, Acquiror has received payment of the amounts described in Section 7.2 hereby by wire transfer in same day funds and (y) as soon as practicable following such termination Target enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal.

Except as provided in Sections 7.2 and 8.2 of this Agreement, in the event of
                      ------------     ---
the termination of this Agreement pursuant to Section 7.1, this Agreement shall
                                              -----------
forthwith become void, there shall be no liability on the part of Acquiror, Sub or Target or any of their respective officers or directors to the other and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party from liability for any misrepresentation or breach of any covenant or agreement under this Agreement.

     SECTION  7.2.  Termination Fee. (a) If this Agreement is terminated by
                    ---------------
Acquiror or Target, as the case may be, pursuant to Sections 7.1(b),
                                                    ----------------
7.1(c)(ii),. 7.1(d) or 7.1(f) or by Target pursuant to Section 7.1(g), then
---------------------------------------------------------------------
Target shall promptly pay Acquiror a fee equal to Acquiror's expenses (including, without limitation, fees and expenses of or associated with Acquiror's lenders and their counsel in this transaction), payable by wire transfer of same day funds within two business days of the receipt by Target of a statement itemizing the amount of such fees.

     (b) In addition to and not in lieu of any fee required by paragraph (a), above, in the event that a Target Takeover Proposal shall have been made known to Target or has been made directly to its shareholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Target Takeover Proposal and thereafter this Agreement is terminated by either Acquiror or Target pursuant to Section 7.1(b), 7.1(c)(ii), 7.1(d), 7.1(f), or
                               ----------------------------------------------
7.1(g), then Target shall promptly pay Acquiror a fee equal to $2,000,000 (the
------
"Termination Fee") payable by wire transfer of same day funds; provided,
----------------                                               --------
however, that no Termination Fee shall be payable to Acquiror pursuant to this
-------
Section 7.2 unless and until within 18 months of such termination, Target or any
-----------
of its Subsidiaries enters into any Target Acquisition Agreement or consummates any Target Takeover Proposal (for the purposes of the foregoing proviso the terms "Target Acquisition Agreement" and "Target Takeover Proposal" shall have the meanings assigned to such terms in Section 5.8 except that the references to
                                       -----------
15% in the definition of "Target Takeover Proposal" in Section 5.8(a) shall be
                                                       --------------
deemed to be references to 35% and "Target Takeover Proposal" shall only be deemed to refer to a transaction involving Target, or all or substantially all assets (including the shares of any subsidiary), of Target, in which event the Termination Fee shall be payable within two business days of the first to occur of such events. Target acknowledges that the agreements contained in this
Section 7.2 are an integral part of the transactions contemplated by this
-----------
Agreement, and that, without these agreements, Acquiror would not enter into this Agreement; accordingly, if Target fails promptly to pay the amount due pursuant to this Section 7.2, and, in order to obtain such payment, Acquiror
                 -----------
commences a suit which results in a judgment against Target for the fee set forth in this Section 7.2, Target shall pay to Acquiror its costs and expenses
              -----------
(including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

                                 ARTICLE VIII


                                 Miscellaneous
                                 -------------

     SECTION  8.1.  Non-Survival of Representations and Warranties.  None of
                    ----------------------------------------------
the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 8.1 shall not limit any covenant or agreement of the parties which by
-----------
its terms contemplates performance after the Effective Time.

     SECTION  8.2.  Expenses.   Except as set forth in Section 7.1 and 7.2,
                    --------                           -------------------
whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except that (a) the expenses incurred in connection with the printing and mailing of the Offer, shall be shared equally by Target and Acquiror and (b) all transfer taxes shall be paid by Target.

     SECTION  8.3.  Counterparts:  Effectiveness.  This Agreement may be
                    ----------------------------
executed in two or more consecutive counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

     SECTION  8.4.  Governing Law.  This Agreement shall be governed by and
                    -------------
construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.

     SECTION  8.5.  Notices.  All notices and other communications hereunder
                    -------
shall be in writing (including telecopy or similar writing) and shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 8.5 and the appropriate telecopy
                                  -----------
confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section 8.5:
                              -----------

     To Target:

          BI Incorporated
          6400 Lookout Drive
          Boulder, Colorado  80301
          Telecopy:  (303) 218-1463
          Attention:  David J. Hunter, President
     with a copy (which shall not constitute notice) to:

          Ireland, Stapleton, Pryor & Pascoe, P.C.
          1675 Broadway
          Suite 2600
          Denver, CO 80202
          Telecopy: 303-623-2062
          Attention:  John G. Lewis, Esq.

     To Acquiror:

          KBII Holdings, Inc.
          c/o Kohlberg & Company, LLC
          111 Radio Circle
          Mt. Kisco, New York 10549
          Telecopy:  (914) 244-0689
          Attention:  Mr. Christopher Lacovara

     with a copy (which shall not constitute notice) to:

          Hunton & Williams
          Bank of America Plaza, Suite 4100
          600 Peachtree St., N.E.
          Atlanta, Georgia 30308
          Telecopy:  (404) 888-4190
          Attention:  Gregory K. Gale, Esq.

     SECTION  8.6.  Assignment; Binding Effect.  Neither this Agreement nor any
                    --------------------------
of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     SECTION  8.7.  Severability.  Any term or provision of this Agreement which
                    ------------
is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

     SECTION  8.8.  Miscellaneous.  This Agreement:
                    -------------

     (a) and the exhibits and disclosure schedules to this Agreement and the Confidentiality Agreement, dated January 20, 2000, between Target and Acquiror, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof; and

     (b) is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder, except for the rights to indemnification provided for in Section 5.11 for the benefit of Target's officers and directors.

     SECTION  8.9.  Headings.  Headings of the Articles and Sections of this
                    --------
Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     SECTION  8.10.  Finders or Brokers.  Except for the engagement of SunTrust
                     ------------------
Equitable Securities, Inc. by Target pursuant to the Agreement dated November 25, 1998, previously provided to Acquiror, neither Target nor any of its Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with or upon consummation of the Merger payable by Target or any of its Subsidiaries.

     SECTION  8.11.  Amendment.  This Agreement may be amended by the parties
                     ---------
hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that no amendment
                                         --------  -------
may be made which would reduce the amount or change the type of consideration into which each Share shall be converted pursuant to this Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION  8.12.  Waiver.  At any time prior to the Effective Time, the
                     ------
parties hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by any other party with any of the agreements or conditions contained herein; provided,
                                                                 --------
however, that after the Target Stockholder Approval is obtained, there may not
-------
be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of Shares hereunder other than as contemplated by this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                 BI INCORPORATED


                                 By:    /s/ Jeremy Kendall
                                    -----------------------------
                                 Name:  Jeremy Kendall
                                 Title: Chairman of the Board of Directors


                                 KBII HOLDINGS, INC.


                                 By:    /s/ Christopher Lacovara
                                    -----------------------------
                                 Name:  Christopher Lacovara
                                 Title: Secretary


                                 KBII ACQUISITION COMPANY, INC.

                                 By:    /s/ Christopher Lacovara
                                    -----------------------------
                                 Name:  Christopher Lacovara
                                 Title: Secretary

                                                                         ANNEX I
                                                                         -------

                            CONDITIONS TO THE OFFER

     Notwithstanding any other provision of the Offer, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered Shares promptly after expiration or termination of the Offer), to pay for any Shares tendered unless the following conditions have been satisfied: (i) there have been validly tendered and not withdrawn prior to the time the Offer shall otherwise expire a number of Shares which constitutes 90% of all Shares outstanding at the time the Shares are accepted for payment pursuant to the Offer (the "Minimum Condition"); and (ii) none of the following events shall occur at any time on or after the date of the Agreement and before acceptance for payment of, or payment for, such Shares:

     (a) any governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which (1) materially restricts, prevents or prohibits consummation of the Offer or the Merger or results in the obligation to pay damages as a result of or in connection with the transactions contemplated by this Agreement in amounts that would have an adverse effect on Target or Target's business, (2) prohibits or limits the ownership or operation by Target, Acquiror or any of their subsidiaries (including, without limitation, Sub) of all or any material portion of the business or assets of Target and its subsidiaries taken as a whole or compels Target, Acquiror, or any of their subsidiaries (including, without limitation, Sub) to dispose of or hold separate all or any material portion of their business or assets, (3) imposes limitations on the ability of Acquiror, Sub or any other subsidiary of Acquiror to acquire or hold, or to exercise effectively full rights of ownership of, any Shares, including, without limitation, the right to vote any Shares acquired pursuant to the Offer, or (4) requires divestitures by Acquiror, Sub or any other affiliate thereof of any Shares;

     (b) any of the representations and warranties of Target set forth in the Agreement shall not be true and correct as if such representations and warranties were made at the time of such determination (except as to any such representation or warranty which speaks as of a specific date, which must be untrue or incorrect as of such specific date);

     (c) Target shall not have performed, in all material respects, all obligations and complied with all covenants necessary to be performed or complied with by it;

     (d) the Agreement shall have been terminated in accordance with its terms;

     (e) the Board of Directors of Target shall have (i) withdrawn or materially modified or changed (including by amendment of the Schedule 14D-9) in a manner
                                                   --------------
adverse to Sub its recommendation of the Offer, the Agreement or the Merger, or
(ii) the Board of Directors of Target shall have approved or recommended a third party acquisition proposal;

     (f) other than the filing of the Articles of Merger with respect to the Merger as provided for by Section 2.3 of the Agreement, fewer than all licenses,
                          -----------
permits, authorizations, consents, orders, qualifications or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental authority requisite to consummate of the Merger and the transactions contemplated thereby, shall have been filed, occurred or been obtained, as the case may be, except any of the foregoing the absence of which would not result in a material adverse effect on Target;

     (g) it shall have been publicly disclosed or Sub shall have otherwise learned that any person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Acquiror or its affiliates or any group of which any of them is a member, shall have, following the date of this Agreement (1) acquired beneficial ownership (determined pursuant to Rule 13d 3 promulgated under the Exchange Act) of more than 20% of Target Common Stock or shall have been granted an option, right or warrant, conditional or otherwise, to obtain more than 20% of any class or series of capital stock of Target (including, without limitation, Target Common Stock); or (2) without the prior consent of Acquiror, entered into any binding agreement or understanding with a third party with respect to (A) a merger, consolidation or other business combination with, or acquisition of a material portion of the assets of, Target, or (B) a tender or exchange offer for Shares; or

     (h) there shall have occurred and be continuing (i) any general suspension of trading in securities on any national securities exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory),
(iii) any indirect limitation (whether or not mandatory) by a United States Governmental Authority or agency on the extension of credit by banks or other financial institutions or (iv) a commencement of a war, armed hostilities or other national or international crises involving the United States.

     The foregoing conditions are for the sole benefit of Sub and its affiliates and, subject to the terms of the Agreement, may be asserted by Sub regardless of the circumstances (including, without limitation, any action or inaction by Sub or any of its affiliates) giving rise to any such condition or may be waived by Sub, in whole or in part, from time to time in its sole discretion, except as otherwise provided in the Agreement. The failure by Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time. Unless otherwise defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Agreement to which this Annex I is attached.
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

                                   EXHIBIT A
                                   ---------

     As used herein, the following terms shall have the following meanings unless the context otherwise requires:


     "Accounts Payable" shall have the meaning set forth in Section 3.5 hereof. "Accounts Receivable" shall have the meaning set forth in Section 3.5 hereof.
     "Acquiror" shall have the meaning set forth in Paragraph 1 hereof. "Acquiror Required Approvals" shall have the meaning set forth in Section
4.2 hereof.
     "Acquiror Securities Filings" shall have the meaning set forth in Section
4.6 hereof.
     "Acquiror's Designees" shall have the meaning set forth in Section 1.4 hereof.
     "Affiliate" shall have the meaning set forth in Section 3.10 hereof. "Agreement" shall have the meaning set forth in Paragraph 1 hereof. "Alternative Condition" shall have the meaning set forth in Section 1.1 hereof.
     "Articles of Merger" shall have the meaning set forth in Section 2.3 hereof.
     "Bid" shall have the meaning set forth in Section 3.7 hereof. "Certificates" shall have the meaning set forth in Section 2.7 hereof. "Closing" shall have the meaning set forth in Section 2.2 hereof.
     "Closing Date" shall have the meaning set forth in Section 2.2 hereof. "Contracts" shall have the meaning set forth in Section 3.24 hereof. "Current Target Group" shall have the meaning set forth in Section 3.18 hereof.
     "Dissenting Shares" shall have the meaning set forth in Section 2.8 hereof.

     "Effective Time" shall have the meaning set forth in Section 2.3 hereof. "ERISA" shall have the meaning set forth in Section 3.13 hereof.
     "Exchange Act" shall have the meaning set forth in Sections 1.2 and 3.3 hereof.
     "Exchange Agent" shall have the meaning set forth in Section 2.9 hereof. "Exchange Fund" shall have the meaning set forth in Section 2.9 hereof. "Excluded Option" shall have the meaning set forth in Section 2.10 hereof. "GAAP" shall have the meaning set forth in Section 3.4 hereof.
     "Government Contract" shall have the meaning set forth in Section 3.7 hereof.
     "Included Option" shall have the meaning set forth in Section 2.10 hereof. "Insider Shareholders" shall have the meaning set forth in the Recitals hereof.
     "Insurance Amount" shall have the meaning set forth in Section 5.11 hereof. "Intellectual Property" shall have the meaning set forth in Section 3.19 hereof.
     "Inventory" shall have the meaning set forth in Section 3.5 hereof.
     "June 30 Balance Sheet" shall have the meaning set forth in Section 3.5 hereof.
     "Licenses" shall have the meaning set forth in Section 3.22 hereof.
     "Long Form Merger" shall have the meaning set forth in Section 1.1 hereof. "Material Adverse Effect" shall have the meaning set forth in Section 3.1 hereof.
     "Material Contracts" shall have the meaning set forth in Section 3.24 hereof.
     "Merger" shall have the meaning set forth in the Recitals hereof.
     "Merger Consideration" shall have the meaning set forth in Section 2.7 hereof.

     "Minimum Condition" shall have the meaning set forth in Annex 1 hereof. "Offer" shall have the meaning set forth in Section 1.1 hereof.
     "Offer Consideration" shall have the meaning set forth in Section 1.1 hereof.
     "Offer Documents" shall have the meaning set forth in Section 1.2 hereof. "Past Target Group" shall have the meaning set forth in Section 3.18 hereof.
     "Rights" shall have the meaning set forth in the Recitals hereof.
     "Rights Agreement" shall have the meaning set forth in the Recitals hereof. "Schedule 14D-9" shall have the meaning set forth in Section 1.3 hereof. "Schedule TO" shall have the meaning set forth in Section 1.2 hereof. "Securities Act" shall have the meaning set forth in Section 3.3 hereof. "Securities Filings" shall have the meaning set forth in Section 3.17 hereof.
     "Shares" shall have the meaning set forth in the Recitals hereof.
     "Sub" shall have the meaning set forth in Paragraph 1 hereof.
     "Superior Proposal" shall have the meaning set forth in Section 5.8 hereof. "Surviving Corporation" shall have the meaning set forth in Section 2.1 hereof.
     "Target" shall have the meaning set forth in Paragraph 1 hereof.
     "Target Acquisition Agreement" shall have the meaning set forth in Section
5.8 hereof.
     "Target Affiliated Group" shall have the meaning set forth in Section 3.18 hereof.
     "Target Benefit Plans" shall have the meaning set forth in Section 3.13 hereof.
     "Target Common Stock" shall have the meaning set forth in the Recitals hereof.

     "Target Commonly Controlled Entity" shall have the meaning set forth in
Section 3.13 hereof.
     "Target Required Approvals" shall have the meaning set forth in Section 3.3 hereeof.
     "Target SEC Reports" shall have the meaning set forth in Section 3.4 hereof.
     "Target Stock Option Plans" shall have the meaning set forth in Section 3.2 hereof.
     "Target Takeover Proposal" shall have the meaning set forth in Section 5.8 hereof.
     "Tax Return" shall have the meaning set forth in Section 3.18 hereof. "Taxes" shall have the meaning set forth in Section 3.18 hereof.
     "Tender Offer Conditions" shall have the meaning set forth in Section 1.1 hereof.
     "Termination Date" shall have the meaning set forth in Section 5.1 hereof. "Termination Fee" shall have the meaning set forth in Section 7.2 hereof. "Voting Agreement" shall have the meaning set forth in the Recitals hereof.

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